Exhibit 10(m)

SUPERIOR TELECOM INC.

KEY EMPLOYEE RETENTION PLAN

(Effective as of April 10, 2003)

INTRODUCTION

The purpose of the Plan is to induce a selected group of key employees of the Employer, who are key to the successful restructuring of the Company, to remain employed by the Employer by paying such individuals a special Retention Bonus thereby reinforcing their efforts for, and commitment to, the Company.  Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

ARTICLE I.
DEFINITIONS

1.1           “Affiliate” shall mean each of the following: (i) any Subsidiary; (ii) any Parent; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; and (iv) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee.

1.2           “Base Pay” shall mean the Participant’s annual base salary from the Employer payable at the rate applicable to the Participant on the Effective Date or, if greater, for Participants in Tier II, the rate applicable to the Participant on the date immediately prior to the Participant’s termination of employment.  Base Pay shall be determined as reflected on the Employer’s payroll records and shall not include bonuses, overtime pay, shift premiums, commissions, employer contributions for benefits or other additional compensation.  For purposes hereof, a Participant’s Base Pay shall include (i) any salary reduction contributions made on his or her behalf to any plan of the Employer under Section 125, 132(f) or 401(k) of the Code and (ii) compensation deferred by the Participant under any deferred compensation plan of the Employer.

1.3           “Bonus Pool” shall mean $250,000.  In the event that an amount less than the Bonus Pool is distributed to Participants, the excess shall not be reallocated to Participants.

1.4           “Board” shall mean the board of directors of the Company from time to time.

1.5           “Cause” shall mean (with regard to a Participant’s termination of employment with the Employer):  (A) a Participant’s gross negligence or willful misconduct with regard to the Employer or its assets; (B) a Participant’s misappropriation or fraud with regard to the Employer or its assets (other than good-faith expense account disputes); (C) a Participant’s conviction of, or the pleading of guilty or nolo contendere to, a felony or criminal offense punishable by a term of imprisonment (other than a traffic violation); or (D) a Participant’s material and willful refusal to perform services (for any reason other than illness or incapacity), which refusal continues more than 30 days after written notice from the Employer to the Participant setting forth the conduct constituting the breach.  A termination for Cause shall mean a termination by the Company effected by written notice given within 90 days of the occurrence of the Cause event.

1.6           “Change in Control” shall mean the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), which together with its affiliates, did not, as of March 3, 2003, hold (legally or beneficially) secured debt obligations of the Debtors in excess of $1 million, by sale, purchase, merger, reorganization or otherwise of (i) prior to or within six months after the Plan Effective Date, all or substantially all of the assets of the Debtors, (ii) at least 42.5% of the equity of the reorganized Debtors within six months after the Plan Effective Date or (iii) existing debt obligations of the Debtors prior to the Plan Effective Date which are convertible into at least 42.5% of the equity of the reorganized Debtors upon the Plan Effective Date; provided, however, in the event of a transaction described in subsection (iii), the occurrence of such transaction shall be the date of the acquisition even though the determination of whether such acquisition triggers a Change in Control is not made until the Plan Effective Date or another subsequent date.  With respect to a Participant primarily employed in the Company’s OEM Group (an “OEM Participant”) or the Company’s Communications Group (a “Communications Participant”), a Change in Control shall also mean the occurrence of the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), which together with its affiliates, did not, as of March 3, 2003, hold secured debt obligations of the Debtors in excess of $1 million, by sale, purchase, merger, reorganization or otherwise of (1) prior to or within six months after the Plan Effective Date, all or substantially all of the assets of the Company’s OEM Group (solely with respect to any OEM Participant) or the Company’s Communications Group (solely with respect any Communications Participant) or (2) prior to or within six months after the Plan Effective Date, all of the outstanding voting securities of an entity holding all or substantially all of the assets of the Company’s OEM Group (solely with respect to any OEM Participant) or the Company’s Communications Group (solely with respect any Communications Participant) (each, a “Divisional Change in Control”).  Only one Change in Control may occur under this Plan with respect to each Participant.

1.7           “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8           “Committee” shall mean a committee appointed by the Board from time to time to administer the Plan.  Notwithstanding the foregoing, if, and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.

1.9           “Company” shall mean Superior TeleCom Inc. and any successors as provided in Article V hereof.

1.10         “Debtors” shall mean the Company; Superior Telecommunications Inc.; Superior Telecommunications Realty Company; Essex International Inc.; Essex Group, Inc., a Michigan corporation; Superior Essex Realty Company; Active Industries, Inc.; Diamond Wire & Cable

Co.; Essex Funding, Inc.; Essex Services, Inc.; Essex Canada Inc.; Essex Technology, Inc.; Essex Wire Corporation; Essex Group, Inc., a Delaware corporation; Essex Group Mexico Inc. and Essex Mexico Holdings, L.L.C.

1.11         “DIP” shall mean the Revolving Credit, Guarantee and Security Agreement, dated as of March 4, 2003, among (i) Superior Telecommunications Inc., (ii) the Company, and each of the direct and indirect domestic subsidiaries of the Company designated as a guarantor therein, (iii) General Electric Capital Corporation, (iv) Deutsche Bank Trust Company Americas and (v) the financial institutions from time to time party thereto.

1.12         “Disability” shall mean a Participant’s disability that would qualify as such under the Employer’s long-term disability plan without regard to any waiting periods set forth in such plan.

1.13         “Discretionary Bonus” shall mean the bonus which a Participant (other than a Tier 1 Participant) is entitled to receive, subject to the terms and conditions (including payment schedule) as determined by the Committee and set forth in the Participation Notification Letter.  The aggregate amount of Discretionary Bonuses awarded under the Plan shall not exceed the Bonus Pool.  No Discretionary Bonus shall be awarded, without the prior written consent of the Agents (as defined in the DIP), to (i) any Participant entitled to a Stay Bonus or any participant in the Superior TeleCom Inc. Cash Incentive Bonus Plan) or (ii) any Participant in excess of $20,000.

1.14         “Effective Date” shall mean April 10, 2003.

1.15         “Employer” shall mean the Company and any Affiliate.

1.16         “Exit Facility” shall mean an asset based facility put in place to refinance the DIP, including customary borrowing base arrangement for inventories, accounts receivable and other specified criteria.

1.17         “Incentive Bonus” shall mean the bonus to which a Participant is entitled to receive that is equal to the Participant’s Base Pay multiplied by the Target Incentive Bonus Percentage.

1.18         “Liquidity” shall mean the sum of (i) the weekly average of unrestricted cash or cash equivalents on hand during the four weeks most recently ended immediately prior to the Plan Effective Date and (ii) the difference between the Borrowing Base (as defined in the DIP calculated in a manner consistent with the determination of the Borrowing Base on the Effective Date, including, the advance rates utilized as of the Effective Date with respect to the DIP and not otherwise limited by the maximum borrowings under the DIP) and the average weekly Total Outstandings (as defined in the DIP) for the four weeks most recently ended immediately prior to the Plan Effective Date; provided, however, that the Total Outstandings for each of the four weeks most recently ended shall be adjusted to include the payment of the restructuring fee payable to the Company’s financial advisors upon the effectiveness of a plan of reorganization for the Company, Exit Facility costs (which shall in no event be more than the lesser of

$3,000,000 or the negotiated Exit Facility costs) and other reasonable and customary Plan Effective Date-related payments.

1.19         “Parent” shall mean any parent corporation of the Company within the meaning of Section 424(e) of the Code.

1.20         “Participant” shall mean each key employee of the Employer selected by the Committee in its sole discretion and designated as a Participant by the Committee in writing.  No more than four individuals shall be designated as Tier 1 Participants and no more than 22 individuals shall be designated as Tier 2 Participants and any such designated individual will only become a Participant upon receipt of a Participation Notification Letter.

1.21         “Participation Notification Letter” shall mean the letter from the Company informing an employee of his or her selection as a Participant in the Plan and setting forth the Participant’s Target Incentive Bonus Percentage, Target Stay Bonus Percentage or Discretionary Bonus, as applicable, and designating the Participant as either a Tier 1 Participant or a Tier 2 Participant for purposes of the distribution of the Stay Bonus.

1.22         “Plan” shall mean the Superior TeleCom Inc. Key Employee Retention Plan.

1.23         “Plan Effective Date” shall mean the date a confirmed plan of reorganization for the Company becomes effective.

1.24         “Retention Bonus” shall mean any award under this Plan of any: (i) Stay Bonus; (ii) Incentive Bonus; or (iii) Discretionary Bonus.  Any Retention Bonus payable hereunder will not be treated as compensation for purposes of the 401(k) and defined benefit pension plans in which the Employer is a participating employer, unless otherwise specifically included in “salary” or “compensation” or “bonus” for purposes of such plan.

1.25         “Stay Bonus” shall mean the bonus to which a Participant is entitled to receive that is equal to the Participant’s Base Pay multiplied by the Target Stay Bonus Percentage.

1.26         “Subsidiary” shall mean any corporation that is defined as a subsidiary corporation in Section 424(f) of the Code.

1.27         “Target Incentive Bonus Percentage” shall mean the percentage of a Participant’s Base Pay, if any, a Participant is entitled to receive as an Incentive Bonus, as determined by the Committee and set forth in the Participation Notification Letter.  The Target Incentive Bonus Percentage shall range from 0% to 42% of a Participant’s Base Pay.

1.28         “Target Stay Bonus Percentage” shall mean the percentage of a Participant’s Base Pay, if any, a Participant is entitled to receive as a Stay Bonus, determined by the Committee and set forth in the Participation Notification Letter.  The Target Stay Bonus Percentage for Tier 1 Participants shall range from 65% to 112% of a Participant’s Base Pay and for Tier 2 Participants shall range from 35% to 75% of a Participant’s Base Pay.

ARTICLE II.
RETENTION BONUS

2.1           Stay Bonus.  Subject to provisions of this Article II, a Participant shall be entitled to receive a Stay Bonus to the extent provided in the Participation Notification Letter, payable in three installments in accordance with the following schedule, provided that the Participant remains continuously employed by the Employer through each such installment date except as otherwise provided in Section 2.4.  Notwithstanding anything herein to the contrary, the maximum aggregate amount of Stay Bonuses paid to Tier 1 Participants under the Plan shall not exceed $968,600 and the maximum amount of Stay Bonuses paid to Tier 2 Participants shall not exceed $1,671,000.

Installment Date	Percentage of Stay Bonus Payable
May 3, 2003	25%
The earlier of the Plan Effective Date or September 4, 2003	37.5%
Six-Month Anniversary of the Plan Effective Date	37.5%

2.2           Incentive Bonus.  Subject to the provisions of this Article II, a Tier 1 Participant shall be entitled to receive an Incentive Bonus to the extent provided in the Participant Notification Letter based on the achievement of the Liquidity targets set forth in the following schedule, payable in a single installment as soon as practicable following the Plan Effective Date (but in no event later than the thirtieth day following the Plan Effective Date), provided that the Participant remains continuously employed by the Employer through such date.  Notwithstanding anything herein to the contrary, the maximum aggregate amount of Incentive Bonuses paid to Tier 1 Participant shall not exceed $307,200.

Liquidity	Percentage of Incentive Bonus Payable
If greater than $50 million	150%
If greater than $40 million but less than $50 million	100%
If greater than $30 million but less than $40 million	50%
If less than $30 million	0%

Notwithstanding the foregoing, in the event that a Change in Control occurs, the percentage of the Incentive Bonus payable hereunder shall be deemed to be 100% and the

Incentive Bonus shall be payable in a single installment as soon as practicable following the Plan Effective Date or the date of a Change in Control (but in no event later than the thirtieth day following the Plan Effective Date or the date of a Change in Control).  Solely for purposes of this Section 2.2, a Change in Control for shall include a Divisional Change in Control regardless of whether or not a Participant is employed by the OEM Group or the Communications Group, as applicable.

2.3           Discretionary Bonus.  Subject to provisions of this Article II, a Participant (other than a Participant entitled to receive a Stay Bonus pursuant to Section 2.1) shall be entitled to receive a Discretionary Bonus to the extent provided in the Participation Notification Letter, payable at such time or times specified in the Participation Notification Letter, provided that the Participant remains continuously employed by the Employer through each such payment date.

2.4           Form of Payment.  Any Participant entitled to a portion of the Retention Bonus pursuant to Sections 2.1, 2.2 or 2.3 shall receive such portion in the form of a lump sum payable in cash within ten (10) business days (or at such earlier time as required by applicable law) following each installment date.

2.5           Effect of Termination of Employment and Other Events.

(a)           Termination Without Cause, Death or Disability.  If a Participant’s employment with the Employer is terminated by the Employer without Cause or on account of the Participant’s death or Disability prior to the payment of the Retention Bonus, (i) the Participant (or, in the event of the Participant’s death, the Participant’s estate) shall be entitled to receive a pro-rata portion of the next installment of the Stay Bonus or, to the extent that the Discretionary Bonus is payable in installments, the next installment of the Discretionary Bonus that would have been payable had the Participant’s employment with the Employer not terminated (determined by multiplying the amount of the next installment of the Stay Bonus or the Discretionary Bonus by a fraction, the numerator of which is the number of days from the prior installment date that the Participant is employed by the Employer and the denominator of which is the number of days from the prior installment date to the next installment date) and (ii) the Participant (or, in the event of the Participant’s death, the Participant’s estate) shall be entitled to receive a pro-rata portion of the Incentive Bonus or, to the extent that the Discretionary Bonus is not payable in installments, the Discretionary Bonus, (determined by multiplying the amount of the next installment of the Incentive Bonus or the Discretionary Bonus by a fraction, the numerator of which is the number of days from the Effective Date that the Participant is employed by the Employer and the denominator of which is the number of days from the Effective Date to the payment date).  All additional installments, if any, shall be forfeited.  Payment pursuant to this Section 2.5(a) shall be made in a single lump sum payment as soon as practicable, but in no event later than 5 business days, following the date of such termination, except that any payment relating to the Incentive Bonus shall be paid at the Plan Effective Date based on the actual Liquidity level.

(b)           Termination for Cause; Voluntary Termination.  If a Participant’s employment with the Employer is terminated by the Employer for Cause or by the Participant voluntarily for any reason (or no reason) prior to any installment date, the Participant shall not be entitled to receive any future installment of the Retention Bonus or the Discretionary Bonus after such termination.

(c)           Change in Control.  In the event of a Change in Control, the Participant shall be entitled to receive all remaining installments of the Stay Bonus and the Discretionary Bonus (or, to the extent that the Discretionary Bonus is payable in installments, all remaining installments) in a single lump sum payment as soon as practicable, but in no event later than 5 business days, following the date of such Change in Control.  With respect to the Incentive Bonus, the provisions of Section 2.2 shall govern in the event of a Change in Control.

2.6           No Duty to Mitigate/Set-off.  No Participant entitled to receive a Retention Bonus hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan.  Further, the amount of the Retention Bonus payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise.  The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant or others, including without limitation, any severance or termination benefits provided under any other agreement, plan, program or arrangement maintained or sponsored by the Employer.

ARTICLE III.
FUNDING

This Plan shall be funded out of the general assets of the Company as and when benefits are payable under this Plan.  All Participants shall be solely unsecured creditors of the Company and, if a bankruptcy proceeding of the Company is pending, the Participants shall be solely unsecured creditors of the Company with administrative priority.  If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.

ARTICLE IV.
AMENDMENT AND TERMINATION

The Company shall not amend or terminate any provision of this Plan as it relates to the Stay Bonus, the Incentive Bonus or to the extent that the Committee has awarded a Discretionary Bonus, the Discretionary Bonus but the Company reserves the right to amend or terminate, in whole or in part, any provision of this Plan as it relates to any Discretionary Bonus not then outstanding at any time following the six-month anniversary of the Plan Effective Date.

ARTICLE V.
SUCCESSORS

For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company”, as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

ARTICLE VI.
MISCELLANEOUS

6.1           Rights of Participants.  Nothing herein contained shall be held or construed to create any liability or obligation upon the Employer to retain any Participant in its service.  All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.

6.2           Governing Law.  This Plan shall be governed by the laws of the State of New Jersey (without reference to rules relating to conflicts of law).

6.3           Withholding.  The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

6.4           Severability.  In case any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

6.5           Assignment and Alienation.  The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

6.6           Communications.  All announcements, notices and other communications regarding this Plan will be made by the Employer in writing.